UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)        August 31, 2005

NATURAL HEALTH TRENDS CORP.

(Exact name of Company as specified in its charter)

Delaware	0-26272	59-2705336

(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

12901 Hutton Drive Dallas, TX		75234

(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code       (972) 241-4080

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

        Natural Health Trends Corp., a Delaware corporation (the “Company”), entered into a settlement agreement (the “Toyota Agreement”) dated August 31, 2005 by and among Toyota Jidosha Kabushiki Kaisha (doing business as Toyota Motor Corporation), Toyota Motor Sales, U.S.A., Inc. (collectively, the “Toyota Entities”) and Lexxus International, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Lexxus International”), pursuant to which the Toyota Entities have agreed to terminate their claims against the Company and Lexxus International, and the Company and Lexxus International have agreed to take the following actions on or before June 1, 2006:

         (i) request that all telephone and other directory listings for Lexxus International be modified by deleting the word "Lexxus" therefrom;

         (ii) file with the appropriate state or county authorities all documents necessary to withdraw and/or abandon any trade name and/or fictitious business name registrations for "Lexxus International" and any other company name that includes "Lexxus";

         (iii) discontinue and refrain from using the name, mark and domain name "Lexxus" and/or any other trade name, service mark, trademark, corporate name, slogan, domain name or other commercial identification that includes or is confusingly similar to "Lexus";

         (iv) amend Lexxus International's certificate of incorporation to delete the word "Lexxus" from its corporate name;

         (v) destroy all signage, advertising, promotional or other printed materials in their custody or control which bear or displays the name and the "Lexxus" mark, the Lexxus International mark, or any other name that includes and/or mark that includes "Lexus" or "Lexis";

         (vi) take steps to cancel registration of the domain name www.lexxusinternational.com; and

         (vii) sell or dispose of remaining inventory of products in their possession, custody or control manufactured or produced prior to December 1, 2006, that are labeled with “Lexxus” and/or “Lexus International” or any other name and /or mark that includes “Lexus” or “Lexis”.

        In connection with the execution of the Toyota Agreement by the Company and Lexxus International, it is anticipated that the Company will change the name of Lexxus International by June 1, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL HEALTH TRENDS CORP.
Date: September 22, 2005	By:	/s/ MARK D. WOODBURN
		Name:	Mark D. Woodburn
		Title:	President

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